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Golden State Vintners, Inc.

Statement Regarding Computation of Per Share Earnings

(In thousands, except per share data)

Exhibit 11

Basic and fully diluted earnings (loss) per share ("EPS") are determined as follows:

	Three Months Ended March 31,		Nine Months Ended March 31,
	2002	2001	2002	2001
		(Restated)		(Restated)

Basic EPS Computation
Numerator:
Net income (loss)	$(165)	$(132)	$2,538	$4,255

Denominator:
Weighted average common shares	9,513	9,507	9,515	9,501

Basic EPS	$(0.02)	$(0.01)	$0.27	$0.45

Diluted EPS Computation
Numerator:
Net income (loss) and assumed conversions	$(165)	$(132)	$2,538	$4,255

Denominator:
Weighted average common shares outstanding	9,513	9,507	9,515	9,501
Stock options	—	—	196	311

Adjusted weighted average common shares	9,513	9,507	9,711	9,812

Diluted EPS	$(0.02)	$(0.01)	$0.26	$0.43

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Golden State Vintners, Inc. Statement Regarding Computation of Per Share Earnings (In thousands, except per share data)
Exhibit 11